Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2014 Omnibus Incentive Plan of Atento S.A. of our reports dated April 30, 2014 with respect to the combined carve-out financial statements of Atalaya Luxco Midco Predecessor, and April 30, 2014 with respect to the consolidated financial statements of Atalaya Luxco Midco S.à.r.l. and subsidiaries, included in the Registration Statement (Form F-1 No. 333-195611) and related Prospectus of Atento S.A. for the registration of ordinary shares.

Ernst & Young, S.L.

/s/ Carlos Hidalgo Andres
Carlos Hidalgo Andres

Madrid, Spain

March 30, 2015